UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2017

Lancaster Colony Corporation
(Exact name of registrant as specified in its charter)

Ohio	000-04065	13-1955943
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

37 West Broad Street Columbus, Ohio		43215
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	614-224-7141

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Matters
On January 21, 2017 the employees at the Lancaster Colony Corporation (the “Company”) Bedford Heights, Ohio plant voted to ratify a new collective bargaining agreement to replace the agreement that expired on April 30, 2016. The new collective bargaining agreement will expire on April 30, 2020.
Among other terms, the new agreement provides for the Company to completely withdraw from the Cleveland Bakers and Teamsters Pension Fund, a multiemployer pension fund referenced in Note 14 to the consolidated financial statements included in the Company’s most recent Form 10-K. In lieu of contributions to the pension fund, the Company will make non-elective contributions for the employees at the Bedford Heights, Ohio plant into a union-sponsored 401(k) plan.
As settlement of the Company’s portion of underfunded pension benefits of the multiemployer plan, the Company has agreed to pay $17.0 million for a full withdrawal from the plan. This is expected to be paid in the fourth quarter of fiscal 2017. The Company will pay an additional $0.7 million to initially fund the 401(k) plan, and this payment is also expected to occur in the fourth quarter of fiscal 2017.
The recording of these charges is predicated upon when the liability is probable in occurrence. Due to the fact that the new collective bargaining agreement was contingent upon ratification by the employees, the probability of occurrence was not satisfied until the vote on January 21, 2017. Therefore, the Company will record a one-time charge of $17.7 million for the multiemployer pension settlement and other benefit-related costs in the quarter ended March 31, 2017.
Certain future events related to the Cleveland Bakers and Teamsters Pension Fund could result in incremental pension-related costs. The likelihood of these events occurring and the amount of the potential incremental costs are indeterminate at this time.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
LANCASTER COLONY CORPORATION
(Registrant)

Date: January 24, 2017	By: /s/ DOUGLAS A. FELL
Douglas A. Fell
Treasurer, Vice President,
Assistant Secretary and
Chief Financial Officer
(Principal Financial and Accounting Officer)